Exhibit H(3)

AMENDMENT NUMBER 1 TO SUB-ADMINISTRATION AGREEMENT

This Amendment Number 1 to the Sub-Administration Agreement (the “Amendment”) is made as of July 14, 2015 by and between MML Investment Advisers, LLC (the “Administrator”), and State Street Bank and Trust Company, a Massachusetts trust company (the “Sub-Administrator”).

WHEREAS, the Administrator and the Sub-Administrator entered into a Sub-Administration Agreement dated as of April 1, 2014 (as amended, supplemented, restated or otherwise modified from time to time, the “Agreement”); and

WHEREAS, the Administrator and the Sub-Administrator desire to amend the Agreement as more particularly set forth below;

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements hereinafter contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.	Amendments.

Appendix B of the Agreement shall be replaced in its entirety by the Appendix B dated July 8, 2015 attached hereto.

Schedules B5 and B5(i) attached hereto as Exhibit 1 are added to Appendix B of the Agreement as Schedules B5 and B5(i).

This Agreement supersedes and terminates that certain Money Market Services Agreement dated as of June 30, 2010 by and between each fund identified on Schedule A thereto and the Sub-Administrator solely with respect to Form N-MFP services and Monthly Portfolio Holdings services as described in Sections 2.2 and 2.3, respectively.

2.	Miscellaneous.

(a)	Except as expressly amended hereby, all provisions of the Agreement shall remain in full force and effect.

(b)

This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be executed in either original or electronically transmitted form (e.g., faxes or emailed portable document format (PDF) form), and the parties hereby adopt as original any signatures received via electronically transmitted form.

[Signature Page follows.]

SIGNATURE PAGE

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their officers designated below as of the date first written above.

STATE STREET BANK AND TRUST COMPANY

By:	/s/ Gunjan Kedia
Name:	Gunjan Kedia
Title:	Executive Vice President

MML INVESTMENT ADVISERS, LLC

By:	/s/ Brian Haendiges
Name:	Brian Haendiges
Title:	Vice President

ACKNOWLEDGED AND ACCEPTED BY MASSMUTUAL SELECT FUNDS

By: /s/ Nicholas Palmerino

Name: Nicholas Palmerino

Title: CFO and Treasurer

ACKNOWLEDGED AND ACCEPTED BY MASSMUTUAL PREMIER FUNDS

By: /s/ Nicholas Palmerino

Name: Nicholas Palmerino

Title: CFO and Treasurer

ACKNOWLEDGED AND ACCEPTED BY MML SERIES INVESTMENT FUND

By: /s/ Nicholas Palmerino

Name: Nicholas Palmerino

Title: CFO and Treasurer

ACKNOWLEDGED AND ACCEPTED BY MML SERIES INVESTMENT FUND II

By: /s/ Nicholas Palmerino

Name: Nicholas Palmerino

Title: CFO and Treasurer

Appendix B

Sub-Administration Agreement

Summary of Administration Functions

Amended as of July 8, 2015

MassMutual Select Funds

MassMutual Premier Funds

MML Series Investment Fund

MML Series Investment Fund II

Function	State Street Bank and Trust Company	MML Investment Advisers, LLC	Suggested Fund Auditor or Counsel

COMPLIANCE

Monitor portfolio compliance in accordance with the Fund’s current Prospectus and SAI. Frequency: Daily	Perform tests of certain specific portfolio activity designed from provisions of the Fund’s Prospectus and SAI. Follow-up on potential violations.	Continuously monitor portfolio activity and Fund operations in conjunction with 1940 Act, Prospectus, SAI and any other applicable laws and regulations. Monitor testing results and approve resolution of compliance issues.	A/C - Provide consultation as needed on compliance issues.

Frequency: Daily

Function	State Street Bank and Trust Company	MML Investment Advisers, LLC	Suggested Fund Auditor or Counsel

Provide compliance summary package. Frequency: Monthly	Provide a report of compliance testing results.	Review report.	A/C - Provide consultation as needed.

COMPLIANCE

Perform asset diversification testing to establish qualification as a RIC under IRC Section 851 (b) (3).	Perform asset diversification tests at each tax quarter end. Follow-up on issues.	Continuously monitor portfolio activity in conjunction with IRS requirements. Review test results and take any necessary action Approve tax positions taken.

A – In conjuction with MassMutual Corporate Tax provide consultation as needed in establishing positions to be taken in tax treatment of particular issues. Review quarter end tests on a current basis.

C – Provide consultation as needed.

Frequency: Quarterly

Perform qualifying income testing to establish qualification as a RIC under IRC section 851(b)(2). Frequency: Quarterly	Perform qualifying income testing on quarterly basis and as may otherwise be necessary. Follow-up on issues.	Continuously monitor portfolio activity in conjunction with IRS requirements. Review test results and take any necessary action. Approve tax positions taken.	A- In conjuction with MassMutual Corporate Tax, consult as needed on tax accounting positions to be taken. Review in conjunction with year-end audit. C- Provide consulation as needed.

TREASURY SERVICES

Prepare the Fund’s annual expense budget. Establish daily accruals.	Prepare preliminary expense budget. Notify fund accounting of new accrual rates.	Provide asset level projections. Approve expense budget.

Frequency: Annually

(Or as needed for new funds)

Monitor the Fund’s expense budget. Review the Fund’s multi-class expense differentials.	Monitor actual expenses updating budgets/ expense accruals. Review expense differentials among classes to ensure consistency with Rule 18f-3 or the Fund’s exemptive application and the Fund’s private letter ruling or published ruling.	Provide asset level projections quarterly. Provide vendor information as necessary. Review expense analysis and approve budget revisions.	C/A - Provide consultation as requested.

Frequency: Quarterly/Monthly (custody)

Receive and coordinate payment of fund and escrow expenses.	Propose allocations of invoice among Funds and obtain authorized approval to process payment.	Approve invoices and allocations of payments. Send invoices to State Street in a timely manner.

Frequency: As often as necessary

Prepare Quarterly Deferred Compensation statemements for fund Trustees.	Calculate quarterly gain/loss on shadow investments and prepare statements. Deliver statements to Trustees.	Approve calclations and statements. Communicate any change in status to State Street in a timely manner.	C - Provide consultation as requested.

Frequency: Quarterly

TREASURY SERVICES

Review the Fund’s multi-class dividend calculation procedures. Calculate periodic dividend rates to be declared in accordance with management guidelines.	Calculate dividends in accordance with methodology for each class to ensure consistency with Rule 18f-3 or the Fund’s exemptive application and the Fund’s private letter ruling or published ruling. Calculate amounts available for distribution. Coordinate review by management and auditors. Notify custody and transfer agent of authorized dividend rates in accordance with Board approved policy.	Establish and maintain dividend and distribution policies. Review and approve dividend calculation methodologies for each class. Approve distribution rates per share and aggregate amounts. Obtain Board approval when required.	A - Review and approve dividend calculation methodology for each class of shares. Provide consultation as requested. A - Review and concur with proposed distributions (annually and spillback).

Frequency: Quarterly (Spillback/yearend) (As required for closing/merging funds)

Calculate total return information on Funds as defined in the current Prospectus and SAI.	Provide total return calculations. Provide one month, three month, one year, five year, year-to-date and inception (various) performance calculations on a monthly basis. Also, include five year and since inception average annual calculations.	Review performance information prepared by State Street. Prepare additional performance calculations utilizing historical SIA performance.

Frequency: Monthly

Prepare responses to major industry questionnaires. Lipper, ICI, Morningstar	Prepare, coordinate as necessary, and submit responses to the appropriate agency.	Identify the services to which the Funds report. Provide information as requested.

Frequency: As often as necessary

TAX

Prepare disinterested director/trustee Form 1099-Misc.	Summarize amounts paid to directors/trustees during the calendar year. Prepare and mail Form 1099-Misc.	Provide social security numbers and current mailing address for trustees. Review and approve information provided for Form 1099-Misc.

Frequency: Annually

FINANCIAL REPORTING

Prepare financial information for presentation to Fund Management and Board of Directors.	Prepare selected portfolio and financial information for inclusion in board material.	Review financial information.

Frequency: Quarterly

Coordinate the annual audit, semi-annual preparation and printing of financial statements and notes, and quarterly NQ filings with management, fund accounting and the fund auditors.	Draft and manage production cycle. Assist in resolution of accounting issues. Draft statements and coordinate auditor and management review, and clear comments. Coordinate production of Management Discussion and Analysis. Review and coordinate filing with the SEC via EDGAR	Approve production cycle and assist in managing to the cycle. Coordinate review and approval by portfolio managers of portfolio listings to be included in financial statements. Prepare appropriate management letter. Review and approve entire report. Mail reports to shareholders. Make appropriate representations in conjunction with audit.	A - Perform audit and issue opinion on annual financial statements. A/C - Review reports.

Frequency: Quarterly NQ, Semiannual NCSR

FINANCIAL REPORTING

Prepare and file Form N-SAR.	Prepare form for filing. Obtain any necessary supporting documents. File with SEC via EDGAR.	Provide appropriate responses. Review and authorize filing.	C - Review initial filing. A - Provide annual audit internal control letter to accompany the annual filing.

Frequency: Semi-annually

TREASURY SERVICES

Prepare amendments to Registration Statement.	Provide information as requested.	Coordinate the preparation and filing of post-effective amendments. Coordinate with outside printers the Edgar conversion, filing with the SEC. Provide updates on board actions taken that would impact the registration structure. Coordinate printing of prospectus with Donnelley. Review and approve. Mail to shareholders.	A - Provide consents as appropriate.
Frequency: Annual update (includes updating financial highlights, expense tables, ratios)

Prepare Prospectus/SAI supplements.	Provide information as requested.	Coordinate the preparation of Prospectus and SAI supplements. File with the SEC via Edgar. Review and approve. Coordinate printing of supplements.

Frequency: As often as required

TREASURY SERVICES

Coordinate the preparation and filing of Form 24f-2 Notice.	Accumulate capital stock information and draft Form 24f-2 Notice. Coordinate filing of approved Form with SEC via Edgar.	Review and approve filing.

Frequency: Annually

Respond to SEC audits.	Provide consultation as needed.	Coordinate with regulatory auditors to provide requested documentation and resolutions to inquiries.	C/A - Provide consultation as requested.

Frequency: As needed

Coordinate the preparation and filing of the Massachusetts Business Trust filing.	Accumulate total shares outstanding by trust and draft the filing. Coordinate payment and file with the Secretary of State’s office.	Review and approve filing.

Frequency: Annually

Review and coordinate the filing of the annual N-PX filing.. Frequency: Annually	Provide accurate fund list and review filing. Coordinate filing with SEC with Vendor.	Review and approve filing.
BLUE SKY

Maintain effective Blue Sky notification filings for states in which Fund Management intends to solicit sales of fund shares. Frequency: On-going (Not applicable for MML Series/MML Series II Funds)	Maintain effective State registrations in appropriate jurisdictions. Maintain records of Fund sales in each state utilizing the Blue Sky compliance system. File annual notification renewal documents and sales reports. File amendments to increase registered dollar amounts. File notifications to states for new funds and/or classes, mergers and liquidations. Provide periodic reports as requested by client. Determine state filing requirements by using CCH Law Reporter and state securities commission directives. State Street will get all instructions from MassMutual. We do not offer any legal advice as to the necessity for, or types of Blue Sky filings.	Identify states in which filings are to be made. Identify exempt transactions to transfer agent for appropriate exclusion from blue sky reporting.	C - Provide consultation as needed on Blue Sky issues. Provide consultation on product and institutional exemptions.

BLUE SKY

File amendments to registration statement with the applicable state securities commissions in coordination with SEC filing.	File updated registration statements, prospectuses, SAIs and supplements thereto and annual reports to shareholders upon approval/authorization by client.	Inform State Street of filings prior to SEC filing.	C - Provide consultation as needed on Blue Sky filing issues.

Frequency: As requested by State requlatory agencies

Frequency: As needed

TAX

Prepare income tax provisions. Frequency: Annually (As needed for closing/merging funds)	Calculate investment company taxable income, net tax exempt interest, net capital gain and spillback dividend requirements. Identify book-tax accounting differences. Track required information relating to accounting differences.	Provide transaction information as requested. Identify Passive Foreign Investment Companies (PFICs). Approve tax accounting positions to be taken. Approve provisions.	A - In conjuction with MassMutual Corporate Tax, provide consultation as needed in establishing positions to be taken in tax treatment of particular issues. Perform review in conjunction with the year-end audit.

Calculate excise tax distributions

Calculate required distributions to avoid imposition of excise tax.

- Calculate capital gain net income and foreign currency gain/loss through October 31.

- Calculate ordinary income and distributions through a specified cut off date .

- Project ordinary income from cut off date to December 31.

- Ascertain dividend shares.

Identify book-tax accounting differences. Track required information relating to accounting differences. Coordinate review by management and fund auditors. Notify custody and transfer agent of authorized dividend rates in accordance with Board approved policy. Report dividends to Board as required.

	Provide transaction information as requested. Identify Passive Foreign Investment Companies (PFICs). Approve tax accounting positions to be taken. Review and approve all income and distribution calculations, including projected income and dividend shares. Approve distribution rates per share and aggregate amounts. Obtain Board approval when required.	A –In conjunction with Mass Mutual Corporate Tax, provide consultation as needed in establishing positions to be taken in tax treatment of particular issues. Review and concur with proposed distributions per share.
Frequency: Annually

TAX

Prepare tax returns	Prepare excise and RIC tax returns.	Review and sign tax return.	A - Review and sign tax return as preparer.

Frequency: Annually

Prepare Form 1099	Obtain yearly distribution information. Calculate 1099 reclasses and coordinate with transfer agent.	Review and approve information provided for Form 1099.
Frequency: Annually

Prepare other year-end tax-related disclosures Frequency: Annually	Obtain yearly income distribution information. Calculate disclosures (i.e., dividend received deductions, foreign tax credits, tax-exempt income, income by jurisdiction) and coordinate with transfer agent.	Review and approve information provided.

EXHIBIT 1

SCHEDULE B5

Fund Administration Money Market Fund Services

Subject to the authorization and direction of the Administrator, the Sub-Administrator will provide the money market fund services set forth on Schedule B5(i) (the “Money Market Services”) to assist the Administrator in complying with certain of the compliance testing and reporting requirements applicable to the Portfolios (as defined in the Agreement) that are “money market funds” within the meaning of Rule 2a-7 under the 1940 Act.

1.	EVIDENCE OF AUTHORITY.

The Sub-Administrator is authorized and instructed to rely upon the information it receives from the Administrator or any third party authorized by the Administrator. The Sub-Administrator shall have no responsibility for the actions or omissions of the Administrator or any third party or the completeness or accuracy of any information provided by the Administrator or a third party. In performing the Money Market Services, the Sub-Administrator shall be protected in acting upon any instructions, notice, request, consent, certificate or other instrument or paper believed by it to be genuine and to have been properly executed by or on behalf of the Administrator. Instructions may be in writing signed by the authorized person or persons or may be by such other means and utilizing such intermediary systems and utilities as may be agreed from time to time by the Sub-Administrator and the person(s) or entity giving such instruction. The Sub-Administrator may act on oral instructions if the Sub-Administrator reasonably believes them to have been given by a person authorized to provide such instructions with respect to the action involved; the Administrator shall cause all oral instructions to be confirmed in writing.

2.	RESPONSIBILITIES OF THE PARTIES; INDEMNIFICATION; WARRANTIES AND DISCLAIMERS.

a. The Administrator agrees that it shall be solely responsible for any decision made or action taken in reliance on the compliance testing results, reports, forms or other data or information included in the Money Market Services provided by the Sub-Administrator.

b. The Parties acknowledge that the Sub-Administrator is required to rely upon data provided by the Administrator or third parties (“Data”) in providing the Money Market Services. The Sub-Administrator does not own the Data, has not developed the Data, does not control the Data, and has not, and will not make any inquiry into the accuracy of any Data. Without limiting the foregoing, the Sub-Administrator will not be liable for any delays in the transmission of Forms N-MFP, Forms N-CR, reports, market-based NAVs, daily and weekly liquid assets, affiliate sponsor support flows, portfolio holdings or transmission of Data or inaccuracies of, errors in or omission of, Data in connection with the provision of the Money Market Services in each case provided by the Administrator or any other third party. Except as explicitly set forth in this Schedule B5 and B5(i), the Sub-Administrator shall assume no liability to the Administrator, any Trust (as defined in the Agreement) or any Portfolio of any kind or nature whatsoever in relation to this Agreement or the Money Market Services.

c. The Administrator represents and warrants to the Sub-Administrator that, if applicable, it has the necessary licenses from each nationally recognized statistical ratings organization whose ratings are set forth in its Forms N-MFP as contemplated hereby.

d. The Administrator is solely responsible for determining and immediately notifying in writing the Sub-Administrator of the occurrence of one or more triggering events causing a filing on Form N-CR. The Administrator is solely responsible for accurately and timely supplying the Sub-Administrator, or causing third parties to accurately and timely supply the Sub-Administrator, with all data, information and signatures in respect of each Portfolio that is required in order for the Sub-Administrator to file each Form N-CR, whether or not such information is specifically requested by the Sub-Administrator. The Sub-Administrator shall be without liability if the Sub-Administrator has not received by the submission deadline communicated by the Sub-Administrator to the Administrator all of the Data, information and signatures it requires to submit such Form N-CR filing.

e. The Administrator acknowledges that it shall be the Administrator’s responsibility to retain for the periods prescribed by Rule 2a-7 (i) the compliance testing results and reports produced by the Sub-Administrator; (ii) its Forms N-MFP and Forms N-CR produced by the Sub-Administrator; and (iii) information prepared by the Sub-Administrator for posting on the Portfolio’s website.

f. The Administrator acknowledges and agrees that the Money Market Services do not constitute advice or recommendations of any kind and the Sub-Administrator is not acting in a fiduciary capacity in providing the Money Market Services.

g. In no event shall the Sub-Administrator, any of its affiliates, nor any of their respective officers, directors, employees, representatives or agents (collectively, the “State Street Indemnified Parties”) be liable to the Administrator, a Trust, a Portfolio, its investment advisor, or any other third party including, without limitation, any client of, or investor or participant in, the Portfolio for any losses, damages, costs, expenses or any other matter relating to the Money Market Services, including, without limitation, results therefrom, except, that the Sub-Administrator shall be liable to the Administrator to the extent of any loss or expense resulting directly from the Sub-Administrator’s negligence or willful misconduct in connection with its performance of the Money Market Services.

h. The Administrator shall indemnify and hold the Sub-Administrator and the State Street Indemnified Parties harmless from and against any and all losses, damages, liabilities, actions, suits, claims, costs and expenses, including, without limitation, reasonable legal fees and costs of investigation, (a “Claim”) arising as a result of (i) the Sub-Administrator’s use of the Data provided by the Administrator or third parties to the Sub-Administrator required in order to provide the Money Market Services; or (ii) any use of the Money Market Services by the Administrator, except to the extent any such Claim results directly from the negligence or willful misconduct of the Sub-Administrator in connection with its performance of the Money Market Services.

i. In the event the Sub-Administrator or any State Street Indemnified Parties are held liable for any reason as to the Money Market Services, such liability shall be limited to the direct damages incurred by the Administrator not to exceed the aggregate amount of fees paid by the Administrator to the Sub-Administrator for the Money Market Services for the twelve (12) months preceding the occurrence of the first event giving rise to any such direct damages.

j. The Administrator understands that the nature of the Money Market Services provided under this Agreement are distinct from the services provided under any other agreement between the Sub-Administrator and the Administrator or the Trusts, including any custody, fund accounting or transfer agency services agreements and, consequently, the terms of this Agreement rather than such other agreements shall govern the delivery of the Money Market Services.

SCHEDULE B5(i)

Money Market Fund Compliance Testing and Reporting Services

Subject to the authorization and direction of the Administrator and, in each case where appropriate, the review and comment by the Administrator’s independent accountants and legal counsel, and in accordance with procedures that may be established from time to time between the Administrator and the Sub-Administrator, the Sub-Administrator will:

a.	Prepare for posting on the Portfolio’s website daily each money market fund’s market-based NAVs;

b.	Prepare for posting on the Portfolio’s website each money market fund’s daily liquid assets and weekly liquid assets;

c.	Prepare for posting on the Portfolio’s website each money market fund’s use of affiliate sponsor support and inflows/outflows;

d.	Prepare for posting on the Portfolio’s website each money market funds’ monthly schedule of portfolio investments;

e.	Prepare and coordinate each money market fund’s monthly filing of Form N-MFP;

f.

Provide periodic testing of the Portfolio with respect to compliance with certain Rule 2a-7 diversification requirements, including aggregation of affiliates testing, the 10% or 15% basket test and asset backed securities testing; and

g.	Prepare and coordinate each Portfolio’s filings of Form N-CR.

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